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TIAA-CREF MUTUAL FUNDS

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IMPORTANT VOTING
INFORMATION FOR
SHAREHOLDERS

TIAA-CREF MUTUAL FUNDS

SPECIAL SHAREHOLDER MEETING •APRIL 3, 2007

Please read this material carefully
before voting.

Dear Shareholder:

A special meeting of shareholders of the TIAA-CREF Mutual Funds (the “Retail Funds”) will be held on April 3, 2007. The purpose of this meeting is to vote on a proposal that would reorganize the Retail Funds by merging them into another TIAA-CREF fund family currently known as the TIAA-CREF Institutional Mutual Funds (“TIAA-CREF Funds”).

Why Merge the Funds?

The proposed reorganizations are part of TIAA-CREF’s comprehensive, long-term plan to enable us, Teachers Advisors, Inc., the Funds’ investment adviser, to consolidate and streamline operations by offering a mutual fund family with consistent and sustainable pricing, greater efficiencies and a continued high level of shareholder services.

In the first step of this long-term effort, we sought and obtained Board and shareholder approval for a new investment management agreement for the TIAA-CREF Funds that increased and restructured their fees. To implement the second step, we approached the Board of Trustees of the Retail Funds with the current proposal to reorganize each Retail Fund into a corresponding TIAA-CREF Fund, which would provide us with reasonable profits to sustain our advisory services to the Funds and their shareholders. After reviewing our proposal, the Board unanimously voted to recommend that Retail Fund shareholders vote “FOR” the reorganizations.

We have long been committed to providing high-quality investment management services while remaining a low-cost provider. However, we have incurred substantial losses on our mutual fund business since launching the Retail Funds in 1997—in large part because the fees specified in our investment management agreement with the Retail Funds have been consistently lower than the actual expenses we

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have incurred to manage and operate the Retail Funds. The reorganizations would enable us to remain in our advisory role to the Funds without continuing to incur losses that are unsustainable.

Benefits of the Proposal

We now urge you to vote “FOR” the reorganization proposal because we believe it represents the best possible outcome for Retail Fund shareholders. Specifically, the proposal would accomplish the following:

•	Reduce potential investor confusion through the consolidation of duplicative Funds with similar names and investment objectives and strategies;

•	Enable shareholders to benefit over the long term from future economies of scale that are expected to result from combining the assets of the Retail and TIAA-CREF Funds;

•	Charge fees at an overall level that keeps the combined TIAA-CREF Funds competitive with the lower-priced offerings in the industry, while reflecting the costs associated with operating the Funds and maintaining a high level of service to Fund shareholders;

•	Provide continuity of investment management, since both the Retail Funds and the TIAA-CREF Funds are managed by the same investment adviser and the same portfolio management teams; and

•	Allow for the exchange of Fund shares through a process that is intended to qualify as a tax-free event for Retail Fund shareholders for federal income tax purposes.

If the reorganizations are not approved, however, we would need to consider alternative measures, including possibly recommending that the Retail Funds be closed to existing as well as new investors and/or liquidated. We do not believe that these other options would serve shareholder interests.

What You Can Expect as a Retail Fund Shareholder

Under the reorganization proposal, the shares of each Retail Fund that you own generally would be exchanged for Retail Class shares of a corresponding TIAA-CREF Fund. (In some cases, however, shareholders may receive Institutional Class shares of that TIAA-CREF Fund.)

When the reorganization process is complete, you will be a shareholder of the TIAA-CREF Funds, invested in portfolios whose investment objectives and strategies are substantially the same as those Retail Funds you currently own. The value of your TIAA-CREF Fund shares will be exactly the same as the value of your Retail Fund shares on the day the reorganization takes place. You will continue to receive the same level of shareholder services that you experienced as a Retail Fund investor. However, your Fund shares will become subject to the fee and expense structure of the TIAA-CREF Funds, which in most cases have higher total expense ratios, as well as a distribution (12b-1) fee on Retail Class shares, than the Retail Funds.

Again, we urge you to vote “FOR” the reorganization proposal. The following pages provide additional important information about the reorganization proposal. Please read this information carefully and vote your shares so your voice is heard.

Scott C. Evans
President and Chief Executive Officer
Teachers Advisors, Inc.

TIAA-CREF MUTUAL FUNDS

SPECIAL SHAREHOLDER MEETING • APRIL 3, 2007

Important Voting Information for Shareholders

The TIAA-CREF Mutual Funds (the “Retail Funds”) will hold a special shareholder meeting on April 3, 2007. The purpose of the meeting is to consider and vote on an important proposal that would reorganize the Retail Funds by merging them into another TIAA-CREF fund family currently known as the TIAA-CREF Institutional Mutual Funds (“TIAA-CREF Funds”). As a shareholder of the Retail Funds, you are entitled to vote on this proposal, and your Board of Trustees urges you to do so.

Your Vote Is Important

The following Q&A provides a summary of the proposed reorganizations and describes the convenient options available for voting your shares. (For a complete discussion of the proposal, please see the enclosed proxy statement/prospectus.)

To help reach the level of shareholder participation required, and to ensure that additional expenses associated with follow-up communications are not incurred, please vote today, even if you plan to attend the special meeting on April 3, 2007. Simply follow the instructions on the enclosed proxy card(s) and choose the voting method that works best for you—Internet, telephone or mail. Your prompt action will ensure your voice is heard, so vote your shares now.

TIAA-CREF MUTUAL FUNDS    SPECIAL SHAREHOLDER MEETING  • APRIL 3, 2007 • 1

1.	WHAT PROPOSAL AM I BEING ASKED TO CONSIDER?

You are being asked to approve the reorganization of the Retail Funds under a plan that would exchange shares of each Retail Fund for shares of a corresponding TIAA-CREF Fund. This reorganization was proposed by Teachers Advisors, Inc. (the “Advisor”), the investment adviser to both the Retail Funds and the TIAA-CREF Funds.

2.	HAS THE BOARD OF TRUSTEES APPROVED THIS PROPOSAL?

Yes. Beginning in December 2004 and at subsequent meetings in May and July 2005, the Boards of both the Retail and TIAA-CREF Funds (which consist of the same individuals) discussed and carefully considered the Advisor’s recommendation to merge the Funds. On February 14, 2006, the Boards gave their unanimous approval to the proposal.

Originally, Retail Fund shareholders’ votes were to be solicited for the Reorganizations in the early summer of 2006. However, the discovery, and subsequent correction and remediation, of a misallocation of income and capital gains of certain of the TIAA-CREF Funds, caused this solicitation to be postponed. Due to the passage of time since its approval and changes in its membership, the Retail Fund Board, with the assistance of the Advisor, recently considered updated information to reassess the proposed Reorganizations and its prior considerations to ascertain their continued appropriateness. Once this reassessment was concluded, the effort to solicit shareholder approval of the Reorganizations commenced.

3.	HOW DOES THE RETAIL FUND BOARD OF TRUSTEES SUGGEST THAT I VOTE?

At the meeting where the Board approved the proposal, the Board also unanimously recommended that all eligible Retail Fund shareholders vote “FOR” the proposal.

4.	WHY ARE THE RETAIL FUNDS BEING REORGANIZED?

The proposed reorganization plan is part of a larger effort to streamline TIAA-CREF’s mutual fund offerings and provide a reasonable and sustainable fee and expense structure for the Retail Funds. The Advisor has long been committed to providing high-quality investment management services while remaining a low-cost provider. However, the Advisor informed the Board of Trustees that it has incurred substantial losses on its mutual funds business since launching the Retail Funds in 1997—in large part because the fees specified in the Advisor’s investment management agreement with the Retail Funds have been consistently lower than the actual expenses incurred by the Advisor to

2 • TIAA-CREF MUTUAL FUNDS    SPECIAL SHAREHOLDER MEETING • APRIL 3, 2007

manage and operate the Retail Funds. The reorganizations would enable the Advisor to remain in its advisory role to the Funds without continuing to incur losses that it has deemed unsustainable.

In addition, continuing to offer multiple versions of similar funds is not only potentially confusing to investors, but also may limit opportunities for shareholders to benefit from economies of scale that may result over the long term from combining the assets of the Retail and TIAA-CREF Funds. The reorganizations would accomplish the following:

•	Simplify TIAA-CREF’s mutual fund offerings by combining the Retail and TIAA-CREF Funds in a single fund family;
•	Eliminate inconsistencies in fee rates for similar Funds; and
•	Eliminate redundant investment strategies and streamline administrative overhead.

5.	HOW WILL THE REORGANIZATION BE IMPLEMENTED?

The reorganizations will occur on a fund-by-fund basis. Under the proposed plan, the eleven Retail Funds would each be merged into a corresponding TIAA-CREF Fund that has substantially similar investment objectives and strategies. To facilitate this process, six of the eleven Retail Funds were established primarily for the reorganizations and are virtual clones of their existing TIAA-CREF Fund counterparts, with similar investment objectives, strategies, restrictions and risks.

In each Fund reorganization, the TIAA-CREF Fund would acquire the assets and assume the liabilities of the Retail Fund in exchange for shares of the TIAA-CREF Fund equal in value to the Retail Fund shares. The shares of the TIAA-CREF Fund would then be distributed on a pro rata basis to shareholders of the Retail Fund. As soon as practical thereafter, the Retail Fund would be liquidated.

6.	WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES?

For each Retail Fund in which you currently own shares, you will receive a number of full and fractional shares of the corresponding TIAA-CREF Fund whose aggregate value (on the day of the reorganization) is equal to the aggregate value of your shares in the Retail Fund (on the day of the reorganization). This means that the value of your TIAA-CREF Fund shares will be exactly the same as the value of your Retail Fund shares on the day the reorganizations take effect; however, the actual number of shares you own will change. For full details on the reorganization process, please see pages 63–65 of the enclosed proxy statement/prospectus.

TIAA-CREF MUTUAL FUNDS    SPECIAL SHAREHOLDER MEETING  • APRIL 3, 2007 • 3

Please note: The TIAA-CREF Funds offer three share classes: Institutional, Retirement and Retail. You generally will receive Retail Class shares of the TIAA-CREF Fund(s) unless you meet the eligibility requirements for Institutional Class shares. Please see page 65 of the enclosed proxy statement/prospectus for more information about these eligibility requirements.

7.	WILL THERE BE ANY CHANGE TO MY FEES AND EXPENSES AS A RESULT OF THE REORGANIZATION?

Yes, although overall fees will be maintained at a level that keeps the combined TIAA-CREF Funds competitive with the lower-priced offerings in the industry. The TIAA-CREF Funds have adopted a new investment management agreement with the Advisor and a distribution plan (commonly called a “12b-1 plan”) for Retail Class shares that in most cases would result in total expense ratios that are higher than those you currently experience as a shareholder of the Retail Funds. As previously discussed in the answer to Question 4, it’s important to understand that these new expense levels are necessary for the Advisor to continue to manage and operate the combined Funds, since the current level of fees has led to unsustainable losses for the Advisor.

For all current Retail Fund shareholders, another major change would be the way in which the combined TIAA-CREF Funds’ fees and expenses are structured. Unlike the current Retail Funds, which charge a single (or “unitary”) investment management fee that encompasses all of the services and expenses associated with operating the Funds, the combined TIAA-CREF Funds would have a fee structure that separates expenses into: (1) investment management fees; (2) “other expenses,” which would be passed on to shareholders on an at-cost basis; and (3) a distribution (12b-1) fee on Retail Class shares.

In the case of the Growth & Income and Growth Equity Funds, Retail Fund shareholders would actually be subject to the same or a lower total expense ratio when they become shareholders of the corresponding TIAA-CREF Fund, due to investment management fee waivers that are in place for these Funds through April 30, 2008. In addition, also through April 30, 2008 (April 2010 for the Equity Index Fund for reimbursements), the Advisor has contractually agreed to reimburse the TIAA-CREF Funds to the extent their non-investment management expenses exceed certain specified levels and the TIAA-CREF Funds’ Retail Class 12b-1 fee has been contractually waived. Finally, the majority of the TIAA-CREF Funds are subject to a breakpoint schedule on investment management fees that might eventually allow a savings to shareholders as Fund assets increase.

4  • TIAA-CREF MUTUAL FUNDS    SPECIAL SHAREHOLDER MEETING • APRIL 3, 2007

For a detailed explanation of shareholder fees, see pages 6–29 of the proxy statement/prospectus.

8.	AS A SHAREHOLDER, HOW WILL I BENEFIT FROM THE REORGANIZATION?

The reorganization plan would serve the interests of shareholders because it would:

•	Reduce potential investor confusion and eliminate redundancies that currently exist because of TIAA-CREF’s multiple offerings of similar funds;

•	Charge fees at an overall level that keeps the combined TIAA-CREF Funds competitive with the lower-priced offerings in the industry, while reflecting the Advisor’s true costs associated with operating the Funds and maintaining a high level of service to Fund shareholders;

•	Provide continuity of investment management, since both the Retail and TIAA-CREF Funds are managed by the same investment adviser and the same portfolio management teams;

•	Create an opportunity for shareholders to benefit, over the long term, from economies of scale that are expected to result from combining the assets of the Retail and TIAA-CREF Funds; and

•	Allow for the exchange of Fund shares through a process that is intended to qualify as a tax-free event for Retail Fund shareholders for federal income tax purposes.

9.	WHAT ARE THE DIFFERENCES BETWEEN THE RETAIL AND TIAA-CREF FUNDS?

The primary difference between the Retail and TIAA-CREF Funds is the way in which their respective fees and expenses are structured, as explained in the answer to Question 7 above. In terms of investment characteristics, there are many more similarities than differences, as described in more detail in the proxy statement/prospectus. For example, each Retail Fund has:

•	A substantially similar investment objective and principal investment strategies as its corresponding TIAA-CREF Fund;

•	Investment restrictions that are generally very similar to its corresponding TIAA-CREF Fund;

•	A portfolio composition that is substantially the same as its corresponding TIAA-CREF Fund; and

•	The same portfolio management team that manages its corresponding TIAA-CREF Fund.

TIAA-CREF MUTUAL FUNDS    SPECIAL SHAREHOLDER MEETING  • APRIL 3, 2007 • 5

For a detailed comparison of the Retail and TIAA-CREF Funds, including their fees and expenses, please refer to the proxy statement/prospectus.

10.	WILL I HAVE TO PAY TAXES ON THE EXCHANGE OF FUND SHARES?

For federal income tax purposes, the reorganization of each Fund is intended to qualify as a tax-free event. However, you should consult your tax adviser regarding the potential impact, if any, of a reorganization on your individual tax situation, including state and local tax liability. For more information about the possible tax implications of the proposed reorganization, please see pages 65–66 of the proxy statement/prospectus.

11.	I HAVE OTHER ACCOUNTS WITH TIAA-CREF. WILL THEY BE AFFECTED BY THE REORGANIZATIONS?

The reorganizations affect only the Retail Funds and the TIAA-CREF Funds. They do not affect any of the following TIAA-CREF products:

•	College Retirement Equities Fund (CREF) investment accounts;

•	TIAA Real Estate Account;

•	TIAA Traditional Annuity;

•	After-tax annuities; or

•	Variable life insurance products.

12.	WHEN WILL THE PROPOSED REORGANIZATIONS TAKE EFFECT?

If approved by shareholders, the reorganizations would likely be implemented by the end of the second quarter of 2007.

13.	WHAT LEVEL OF SHAREHOLDER SUPPORT IS NEEDED TO APPROVE THE PROPOSALS?

Approval of the reorganization for each Retail Fund requires the lesser of either (1) more than 50 percent of the eligible votes of the Retail Fund or (2) at least 67 percent of the votes present (in person or by proxy) at the shareholder meeting, if more than 50 percent of the eligible votes of the Retail Fund are present at the meeting, in person or by proxy.

14.	WHAT WILL HAPPEN IF SHAREHOLDERS DO NOT APPROVE A REORGANIZATION?

If a reorganization is not approved, the Advisor has indicated that it would need to consider alternative measures, including possibly recommending that the Retail Funds be closed to all new investments (they are already closed to new investors) and/or liquidated. We do not believe that these other options would serve shareholder interests.

6  • TIAA-CREF MUTUAL FUNDS    SPECIAL SHAREHOLDER MEETING • APRIL 3, 2007

15.	WHO WILL BEAR THE COSTS ASSOCIATED WITH IMPLEMENTING THE REORGANIZATIONS, IF APPROVED?

All expenses associated with effecting the reorganizations, including the costs of holding the shareholder meeting and soliciting shareholders, and subsequently terminating the Retail Funds, will be borne by the Advisor, and not by any of the Retail or TIAA-CREF Funds.

16.	WHO IS ENTITLED TO VOTE ON THE REORGANIZATIONS?

Retail Fund shareholders of record as of January 17, 2007 are eligible to vote on the specific reorganization proposal for their Fund and are urged to do so.

17.	WHEN AND WHERE IS THE SPECIAL SHAREHOLDERS’ MEETING?

The special meeting of the shareholders of the Retail Funds has been scheduled for 12:00 noon ET on Tuesday, April 3, 2007, at 730 Third Avenue, 17th Floor, New York, New York.

18.	WHAT METHOD OF VOTING MAY I USE?

Simply select the voting format that you find most convenient:

•	Telephone (automated service): Call the toll-free number shown on your proxy card(s) and follow the recorded instructions.

•	Telephone (to speak to a representative of D.F. King & Co., the Retail Funds’ proxy solicitor): 800 755-7250 (toll free).

•	Internet: Access the website shown on your proxy card(s) and follow the online instructions.

•	Mail: Complete and return the enclosed proxy card(s).

•	In person: Attend the special shareholder meeting at 12:00 noon ET on April 3, 2007.

Whichever method you choose, please be sure to cast your vote as soon as possible. Even if you plan to attend the special shareholder meeting, you can vote in advance using one of the other methods.

19.	WHO SHOULD I CALL IF I HAVE ADDITIONAL QUESTIONS?

If you have questions related to the proxy material or need assistance in voting your shares, please contact D.F. King & Co., the Retail Funds’ proxy solicitor, toll free at 800 755-7250.

TIAA-CREF MUTUAL FUNDS    SPECIAL SHAREHOLDER MEETING  • APRIL 3, 2007 • 7

©2006 Teachers Insurance and Annuity Association–College Retirement Equities Fund (TIAA-CREF), New York, NY 10017

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